Exhibit 4

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) is made as of April 2, 2013, by and among HighMark Funds, a Massachusetts business trust (the “Trust”), on behalf of HighMark California Tax-Free Money Market Fund (the “Acquired Fund”), California Daily Tax Free Income Fund, Inc., a Maryland corporation (the “Acquiring Company”) and, for purposes of Sections 9.1, 9.2 and 10.2 only, Reich & Tang Asset Management, LLC (the “Acquiring Adviser”) and HighMark Capital Management, Inc. (“HCM”). The capitalized terms used herein shall have the meaning ascribed to them in this Agreement.

This Agreement is intended to be, and is adopted as, a plan of reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). The reorganization (the “Reorganization”) will consist of (i) the transfer of all of the assets of the Acquired Fund to the Acquiring Company in exchange solely for Class A shares and Class B shares of the Acquiring Company (the “Acquiring Company Shares”); (ii) the assumption by the Acquiring Company of the Obligations (as hereinafter defined) of the Acquired Fund; (iii) the distribution, after the closing date provided in Section 3.1 (the “Closing Date”), of the Acquiring Company Shares to the shareholders of the Acquired Fund; and (iv) the termination, dissolution and complete liquidation of the Acquired Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement.

The parties hereto therefore covenant and agree as follows:

1.	TRANSFER OF ASSETS OF THE ACQUIRED FUND IN EXCHANGE FOR ASSUMPTION OF LIABILITIES AND THE ACQUIRING COMPANY SHARES AND LIQUIDATION OF THE ACQUIRED FUND.

1.1.	Subject to the terms and conditions hereof and on the basis of the representations and warranties contained herein:

(a)	The Acquired Fund will sell, assign, convey, transfer and deliver to the Acquiring Company, and the Acquiring Company will acquire, on the Closing Date, all of the properties and assets of the Acquired Fund as set forth in Section 1.2.

(b)

The Acquiring Company shall, on the Closing Date, (i) issue and deliver to the Acquired Fund the number of full and fractional shares of each corresponding class of the Acquiring Company, determined by dividing (1) the aggregate value of the Acquired Fund’s assets, net of liabilities of the Acquired Fund, attributable to each share class of the Acquired Fund (as set forth below), computed in the manner and as of the time and date set forth in Sections 2.2 and 2.4, by (2) the net asset value of one Acquiring Company Share of the corresponding class (as set forth below) computed in the manner and as of the time and date set forth in

Sections 2.3 and 2.4, and (ii) assume all of the Acquired Fund’s liabilities, expenses, costs and charges that are any of: (A) reflected in the calculation of the net asset value of the Acquired Fund as of the Valuation Date (as hereinafter defined), (B) constitute ordinary course liabilities of the Acquired Fund (including, without limitation, liabilities associated with securities transactions subject to settlement and contractual liabilities) that have either been disclosed to the Acquiring Company as listed on Schedule A hereto or that are reflected on the books and records of the Acquired Fund, or (C) otherwise disclosed to the Acquiring Company (collectively, the “Obligations”). Obligations shall not include any liabilities, costs or charges related to the Acquired Fund’s expense limitation arrangement (including, but not limited to, any recoupment by HCM or its affiliates of any fees or expenses previously waived or reimbursed). Such transactions shall take place at the closing provided for in Section 3 (the “Closing”). The classes of shares of the Acquiring Company correspond to the classes of shares of the Acquired Fund as follows: Class A shares of the Acquiring Company correspond to Class A shares of the Acquired Fund; Class A shares of the Acquiring Company correspond to Class S shares of the Acquired Fund; and Class B shares of the Acquiring Company correspond to Fiduciary Class shares of the Acquired Fund.

(c)	Upon consummation of the transactions described in subsections (a) and (b) above, the Acquired Fund in complete liquidation shall distribute to its shareholders of record as of the Closing Date the Acquiring Company Shares received by it.

1.2.	The property and assets of the Acquired Fund to be acquired by the Acquiring Company shall consist of all cash, securities, commodities and futures interests, dividends and interest receivable, receivables for shares sold and all other properties and assets which are owned by the Acquired Fund on the Closing Date and any deferred expenses or prepaid expenses, other than any unamortized organizational expenses, shown as an asset on the books of the Acquired Fund on the Closing Date.

1.3.

As provided in Section 3.4, as soon after the Closing Date as is conveniently practicable, the Acquired Fund will liquidate and distribute to its shareholders of record, all of the Acquiring Company Shares received by the Acquired Fund as contemplated by Section 1.1 (such date, “the Liquidation Date”). Such liquidation and distribution will be accomplished by the transfer of the Acquiring Company Shares then credited to the account of the Acquired Fund on the books of the Acquiring Company to open accounts on the share records of the Acquiring Company in the names of Acquired Fund shareholders and representing the respective number of the Acquiring Company Shares due to such shareholders. The Acquiring Company shall not be obligated to issue certificates representing the Acquiring Company Shares in connection with such exchange.

1.4.	As soon as practicable after the Closing Date, the Acquired Fund shall make all filings and take all other steps as shall be necessary and proper to effect its complete liquidation. Any reporting responsibility relating to such liquidation of the Acquired Fund including, without limitation, the responsibility for filing of regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the “Commission”), any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund up to and including the Closing Date and thereafter.

1.5.	Any and all obligations or liabilities arising under or in respect of this Agreement shall be those of the Acquired Fund or the Acquiring Company, as the case may be, and shall not otherwise be obligations or liabilities of the Trust or the Acquiring Company generally, and, for clarity, under no circumstances will any other series of the Trust or the Acquiring Company have any obligation or liability under or in respect of this Agreement or the transactions contemplated hereby.

2.	VALUATION.

2.1.	On the Closing Date, the Acquiring Company will deliver to the Acquired Fund the number and class of Acquiring Company Shares (including fractional shares, if any) determined as provided in Section 1.

2.2.	The value of the Acquired Fund’s net assets will be computed as of the Valuation Date (as defined below).

2.3.	The net asset value of an Acquiring Fund Share shall be the net asset value per Class A or Class B share, respectively, of the Acquiring Company computed as of the Valuation Date using the valuation procedures for the Acquiring Company set forth in the Acquiring Company’s Registration Statement (as hereinafter defined), the Acquiring Company’s then current prospectus(es) and statement of additional information relating to the Acquiring Company’s Class A Shares and Class B Shares (collectively, as amended or supplemented from time to time, the “Acquiring Company Prospectus”) and the Acquiring Company’s valuation procedures (the “Acquiring Company Valuation Procedures”).

2.4.	The Valuation Date shall be 4:00 p.m., Eastern time, and after the declaration of any dividends by the Acquired Fund and after effectuating any redemptions of Acquired Fund shares effective as of such date, on the business day immediately preceding the Closing Date, or such earlier date as may be mutually agreed upon in writing by the parties hereto (the “Valuation Date”).

2.5.	The Acquiring Company shall issue the Acquiring Company Shares to the Acquired Fund on one share deposit receipt registered in the name of the Acquired Fund. The Acquired Fund shall distribute in liquidation to its shareholders of record, all of the Acquiring Company Shares received by the Acquired Fund as contemplated by Section 1.1, by redelivering such share deposit receipt to the Acquiring Company’s transfer agent which will as soon as practicable set up open accounts for Acquired Fund shareholders in accordance with written instructions furnished by the Acquired Fund.

2.6.	The Acquired Fund will pay or cause to be paid to the Acquiring Company any interest, cash or such dividends, rights and other payments received by it on or after the Closing Date with respect to the Investments (as defined below) and other properties and assets of the Acquired Fund, whether accrued or contingent, received by it on or after the Closing Date. Any such distribution shall be deemed included in the assets transferred to the Acquiring Company at the Closing Date and shall not be separately valued unless the securities in respect of which such distribution is made shall have gone “ex” such distribution prior to the Valuation Date, in which case any such distribution which remains unpaid at the Closing Date shall be included in the determination of the value of the assets of the Acquired Fund acquired by the Acquiring Company.

2.7.	All computations of value shall be made by the pricing agent for the Acquiring Company, in accordance with its regular practice in pricing the shares and assets of the Acquiring Company using the valuation procedures set forth in the Acquiring Company’s Registration Statement, the Acquiring Company Prospectus and the Acquiring Company Valuation Procedures.

3.	CLOSING AND CLOSING DATE.

3.1.	The Closing Date shall be on such date as the parties may agree. The Closing shall be held at the offices of the Acquiring Company (or such other place as the parties may agree), at such time as the parties may agree.

3.2.

On the Closing Date, the portfolio securities of the Acquired Fund and all the Acquired Fund’s cash shall be delivered by the Acquired Fund to The Bank of New York Mellon, as custodian for the Acquiring Company (the “Custodian”) for the account of the Acquiring Company, such portfolio securities to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, in the case of portfolio securities held in the U.S.

Treasury Department’s book-entry system or by the Depository Trust Company, Participants Trust Company or other third party depositories, by transfer to the account of the Custodian in accordance with Rule 17f-4, Rule 17f-5 or Rule 17f-7, as the case may be, under the Investment Company Act of 1940, as amended (the “1940 Act”), and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof. The cash delivered shall be transferred to the account of the Acquiring Company at the Custodian in a manner acceptable to the Acquiring Company.

3.3.	In the event that on the Valuation Date (a) the New York Stock Exchange shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on the New York Stock Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquired Fund or the Acquiring Company is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

3.4.	On the Closing Date, the Acquired Fund or its transfer agent shall deliver to the Acquiring Company or its designated agent a list of the names and addresses of the Acquired Fund shareholders and the number of outstanding shares of the Acquired Fund owned by each Acquired Fund shareholder, all as of the close of business on the Valuation Date. The Acquiring Company Shares issuable pursuant to Section 1.1 shall have been credited to the Acquired Fund’s account on the books of the Acquiring Company. On the Liquidation Date, the Acquiring Company will provide to the Acquired Fund evidence reasonably satisfactory to the Acquired Fund that such Acquiring Company Shares have been credited within each class of shares to open accounts in the names of Acquired Fund shareholders as provided in Section 1.3.

3.5.	At the Closing, each party shall deliver to the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and liquidation contemplated by Section 1.

4.	REPRESENTATIONS AND WARRANTIES.

4.1.	Representations and Warranties of the Trust, on behalf of the Acquired Fund.

The Trust, on behalf of the Acquired Fund, represents and warrants the following to the Acquiring Company as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a)	The Acquired Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted.

(b)	The Trust is duly registered under the 1940 Act, as a management company of the open-end type, and the issued and outstanding shares of the Acquired Fund have been duly registered under the Securities Act of 1933, as amended (the “1933 Act”), and such registrations have not been revoked or rescinded and are in full force and effect.

(c)	The Acquired Fund is a separate series of the Trust duly constituted in accordance with the applicable provisions of the declaration of trust of the Trust and the 1940 Act and other applicable law.

(d)	The Acquired Fund is not in violation in any material respect of any material provisions of the Trust’s declaration of trust or code of regulations or any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which the Acquired Fund or its assets are bound, and the execution, delivery and performance of this Agreement will not result in any such violation.

(e)	The Acquired Fund’s current prospectuses and statement of additional information (collectively, as amended or supplemented from time to time, the “Acquired Fund Prospectus”) conform in all material respects to the applicable requirements of the 1933 Act, and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact relating to any of the Trust or the Acquired Fund required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)	At the Closing Date, the Acquired Fund will have good and marketable title to the Acquired Fund’s assets to be transferred to the Acquiring Company pursuant to Section 1.2.

(g)	Except as has been disclosed in writing to the Acquiring Company, no material litigation, administrative or other proceedings or investigation is presently pending or, to the knowledge of the Trust or the Acquired Fund, threatened as to the Acquired Fund or any of its properties or assets or any person whom the Acquired Fund may be obligated directly or indirectly to indemnify in connection with such litigation, proceedings or investigation, and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body, which materially and adversely affects its business or its ability to consummate the transactions contemplated hereby.

(h)	Since January 31, 2013, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business (other than changes caused by changes in market conditions generally or those occurring in the ordinary course of business), or any incurrence by the Acquired Fund of indebtedness (other than in the ordinary course of business). For the purposes of this subparagraph (h), (i) distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business and (ii) the effects of investment underperformance, negative investment performance or net redemptions shall not, individually or in the aggregate, be deemed to give rise to any such change.

(i)	As of the Closing Date, the Acquired Fund will have timely filed all federal, state, local, foreign and other tax returns and reports of the Acquired Fund (including, but not limited to, information returns) required by law to have been filed on or before such date (giving effect to extensions), and all federal, state, local, foreign and other taxes shown to be due on such returns and reports or any assessment received shall have been timely paid; all such returns and reports are accurate and complete as of the time of their filing, and accurately state the amount of tax (if any) owed for the periods covered by the returns, or, in the case of the information returns, the amount and character of income or other information required to be reported by the Acquired Fund. All of the Acquired Fund’s known tax liabilities will have been adequately provided for on its books. To the best of the Trust’s or the Acquired Fund’s knowledge, no tax deficiency or liability will have been asserted against, or question raised with respect to, the Acquired Fund, by the Internal Revenue Service or by any foreign, state or local tax authority, and the Acquired Fund is not under audit by the Internal Revenue Service or by any foreign, state or local tax authority for taxes in excess of those already paid.

(j)	The Acquired Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a “regulated investment company” within the meaning of Sections 851 et seq. of the Code in respect of each taxable year since the commencement of its operations, and will continue to meet such requirements at all times through the Closing Date.

(k)	The Acquired Fund has not received written notification from any tax authority that asserts a position contrary to any of the above representations.

(l)	The authorized capital of the Trust consists of an unlimited number of shares of beneficial interest, no par value, of such number of different series as the board of trustees of the Trust may authorize from time to time. The outstanding shares of beneficial interest in the Acquired Fund as of the Closing Date will be divided into Class A shares, Class S shares, and Fiduciary Class shares, each having the characteristics described in the Acquired Fund Prospectus, and will, at the time of the Closing Date, be held of record by the persons and in the amounts set forth in the list provided by the Acquired Fund or its designated agent to the Acquiring Company or its designated agent pursuant to Section 3.4. All issued and outstanding shares of the Acquired Fund are, and at the Closing Date will be, validly issued, fully paid and non-assessable (except as set forth in the Acquired Fund Prospectus) by the Trust, and will have been issued in material compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of the Acquired Fund are outstanding.

(m)	The Acquired Fund’s investment operations from August 1, 2010, to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the prospectus and statement of additional information of the Acquired Fund, as in effect from time to time, except as previously disclosed in writing to the Acquiring Company.

(n)	The execution, delivery and performance of this Agreement have been duly authorized by the board of trustees of the Trust and by all other necessary action on the part of the Trust and the Acquired Fund, other than shareholder approval as required by Section 8.1 hereof. Subject to shareholder approval as required by Section 8.1 hereof, this Agreement constitutes the valid and binding obligation of the Acquired Fund enforceable against the Trust and the Acquired Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(o)	Any information provided in writing by the Trust in respect of the Acquired Fund or by the Acquired Fund for use, to the extent applicable, in the proxy statement of the Acquired Fund (the “Prospectus/Proxy Statement”), to be included in a Registration Statement on Form N-14 of the Acquiring Company (the “Registration Statement”), does not, and from the date provided through and until the date of the shareholder meeting to approve the reorganization contemplated by this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

(p)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act, and/or state securities or Blue Sky laws (which term as used herein shall include the laws of the District of Columbia and Puerto Rico).

(q)	As of both the Valuation Date and the Closing Date, the Acquired Fund will have full right, power and authority to sell, assign, transfer and deliver the Investments and any other assets and liabilities of the Acquired Fund to be transferred to the Acquiring Company pursuant to this Agreement. At the Closing Date, subject only to the delivery of the Investments and any such other assets and liabilities as contemplated by this Agreement, the Acquiring Company will acquire the Investments and any such other assets subject to no encumbrances, liens or security interests in favor of any third party creditor of the Acquired Fund, and without any restrictions upon the transfer thereof, other than such restrictions as might arise under the 1933 Act. As used in this Agreement, the term “Investments” shall mean the Acquired Fund’s investments shown on the schedule of its portfolio investments as of January 31, 2013, as supplemented with such changes as the Acquired Fund shall make after January 31, 2013, which changes shall be disclosed to the Acquiring Company in an updated schedule of investments, and changes resulting from stock dividends, stock split-ups, mergers and similar corporate actions through the Closing Date.

(r)	The books and records of the Acquired Fund made available to the Acquiring Company and/or its counsel are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Acquired Fund.

(s)	To the best of the Trust’s and the Acquired Fund’s knowledge, all of the issued and outstanding shares of the Acquired Fund shall have been offered for sale and sold in material conformity with all applicable federal and state securities laws (including any applicable exemptions therefrom), or the Acquired Fund has taken any action necessary to remedy any prior failure to have offered for sale and sold such shares in material conformity with such laws.

4.2.	Representations and Warranties of the Acquiring Company.

The Acquiring Company represents and warrants the following to the Acquired Fund and the Trust as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a)	The Acquiring Company has all necessary federal, state and local authorizations to carry on its business as now being conducted.

(b)	The Acquiring Company is duly registered under the 1940 Act, as a management company of the open-end type, and the issued and outstanding shares of the Acquiring Company have been duly registered under the 1933 Act, and such registrations have not been revoked or rescinded and are in full force and effect.

(c)	The Acquiring Company is not in violation in any material respect of any material provisions of the Acquiring Company’s Articles of Incorporation, as amended (the “Charter”), or bylaws or any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Company is a party or by which the Acquiring Company or its assets are bound, and the execution, delivery and performance of this Agreement will not result in any such violation.

(d)	The Acquiring Company Prospectus conforms in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact relating to the Acquiring Company required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)	Except as has been disclosed in writing to the Acquired Fund, no material litigation, administrative or other proceedings or investigation is presently pending or, to the knowledge of the Acquiring Company, threatened as to the Acquiring Company or any of its properties or assets or any person whom the Acquiring Company may be obligated directly or indirectly to indemnify in connection with such litigation, proceedings or investigation, and the Acquiring Company is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body, which materially and adversely affects its business or its ability to consummate the transactions contemplated hereby.

(f)	Since December 31, 2012, there has not been any material adverse change in the Acquiring Company’s financial condition, assets, liabilities or business, other than changes caused by changes in market conditions generally and those occurring in the ordinary course of business, or any incurrence by the Acquiring Company of indebtedness, other than in the ordinary course of business. For the purposes of this subparagraph (h), (i) distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business and (ii) the effects of investment underperformance, negative investment performance or net redemptions shall not, individually or in the aggregate, be deemed to give rise to any such change.

(g)

As of the Closing Date, the Acquiring Company will have timely filed all federal, state, local, foreign and other tax returns and reports of the Acquiring Company (including, but not limited to, information returns) required by law to have been filed on or before such date (giving effect to extensions), and all federal, state, local foreign and other taxes shown to be due on such returns and reports or any assessment received shall have been timely paid; all such returns and reports are accurate and complete as of the time of their filing, and accurately state the amount of tax (if any) owed for the periods covered by the returns, or, in the case of information returns, the amount and character of income or other information required to be reported by the Acquiring Company. All of the Acquiring Company’s known tax liabilities will have been adequately provided for on its books. To the best of the Acquiring Company’s knowledge, no tax deficiency or liability will have been asserted against, or question raised with respect to, the

Acquiring Company by the Internal Revenue Service or by any foreign, state or local tax authority, and the Acquiring Company is not under audit by the Internal Revenue Service or by any foreign, state or local tax authority for taxes in excess of those already paid.

(h)	The Acquiring Company has met the requirements of Subchapter M of the Code for qualification and treatment as a “regulated investment company” within the meaning of Sections 851 et seq. of the Code in respect of each taxable year since the commencement of its operations, expects to continue to meet such requirements for its taxable year that includes the Closing Date.

(i)	The authorized capital of the Acquiring Company consists of 20,000,000,000 shares of common stock, par value of one-tenth of one cent ($.001) per share, of such number of different series and classes as the board of directors of the Acquiring Company may authorize from time to time. The outstanding shares of common stock in the Acquiring Company as of the Closing Date to be issued hereunder will be divided into Class A Shares and Class B Shares; the Class A Shares and the Class B Shares having the characteristics described in the Acquiring Company Prospectus. All issued and outstanding shares of the Acquiring Company, including the Acquiring Company Shares issued hereunder, are, and at the Closing Date will be, validly issued, fully paid and non-assessable (except as set forth in the Acquiring Company Prospectus) by the Acquiring Company, and will have been issued in material compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of the Acquiring Company are outstanding.

(j)	The Acquiring Company’s investment operations from January 1, 2011, to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the prospectus and statement of additional information of the Acquiring Company, as in effect from time to time, except as previously disclosed in writing to the Acquired Fund.

(k)	The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of the Acquiring Company and by all other necessary action on the part of the Acquiring Company and constitute the valid and binding obligation of the Acquiring Company enforceable against the Acquiring Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(l)	As of the effective date of the Registration Statement, the date of the meeting of shareholders of the Acquired Fund and the Closing Date, the Prospectus/Proxy Statement, including the documents contained or incorporated therein by reference, insofar as it relates to the Acquiring Company, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

(m)	Any books and records of the Acquiring Company made available to the Acquired Fund and/or its counsel are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Acquiring Company.

(n)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Company of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act, and/or state securities or Blue Sky laws.

5.	COVENANTS OF THE PARTIES.

5.1.	The Acquired Fund and the Acquiring Company each will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include purchases and sales of portfolio securities, sales and redemptions of fund shares, and regular and customary periodic dividends and distributions.

5.2.	The Trust will call a meeting of the Acquired Fund shareholders to be held prior to the Closing Date to consider and act upon this Agreement and the transactions contemplated herein, including the liquidation of the Acquired Fund, and take all other reasonable action necessary to obtain the required shareholder approval of the transactions contemplated hereby.

5.3.	In connection with the Acquired Fund shareholders’ meeting referred to in Section 5.2, the Acquiring Company will prepare the Registration Statement and Prospectus/Proxy Statement for such meeting, which the Acquiring Company will file for the registration under the 1933 Act of the Acquiring Company Shares to be distributed to Acquired Fund shareholders pursuant hereto, all in compliance with the applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act.

5.4.	Each of the Trust and the Acquiring Company will cooperate with the others, and each will furnish to the others the information relating to itself required by the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder to be set forth in the Registration Statement, including the Prospectus/Proxy Statement. Without limiting the foregoing, the Trust and the Acquired Fund will assist the Acquiring Company in obtaining such information as the Acquiring Company reasonably requests concerning the beneficial ownership of Acquired Fund shares.

5.5.	Subject to the provisions of this Agreement, the Trust, the Acquired Fund, and the Acquiring Company will each take, or cause to be taken, all actions, and do or cause to be done, all things, reasonably necessary, proper or advisable to cause the conditions to the other parties’ obligations to consummate the transactions contemplated hereby to be met or fulfilled and otherwise to consummate and make effective such transactions.

5.6.	As promptly as practicable, but in any case within sixty days after the Closing Date, the Acquired Fund shall furnish the Acquiring Company, in such form as is reasonably satisfactory to the Acquiring Company, a statement of the earnings and profits of the Acquired Fund for federal income tax purposes that will be carried over by the Acquiring Company as a result of Section 381 of the Code, and which will be certified by the Trust’s President and Treasurer.

5.7.	The Acquiring Company will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state securities or Blue Sky laws as it may deem appropriate in order to continue its operations after the Closing Date.

5.8.	The Trust and the Acquired Fund agree that the liquidation and termination of the Acquired Fund will be effected in the manner provided in the Trust’s declaration of trust and code of regulations in accordance with applicable law and that on and after the Closing Date, the Acquired Fund shall not conduct any business except in connection with its liquidation and termination.

5.9.	The Acquiring Company covenants and agrees not to amend the Expense Limitation Agreement (as defined below) in any manner that is adverse to shareholders of the Acquiring Company.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING COMPANY.

The obligations of the Acquiring Company to complete the transactions provided for herein shall be subject, at its election, to the performance by the Acquired Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:

6.1.	The Acquired Fund shall have delivered to the Acquiring Company a certificate executed on its behalf by the Trust’s President or any Vice President and its Treasurer or any Assistant Treasurer, in form and substance reasonably satisfactory to the Acquiring Company and dated as of the Closing Date, to the effect that the representations and warranties of the Acquired Fund made in this Agreement are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and that the Acquired Fund has complied in all material respects with all the covenants and agreements and satisfied all of the conditions on the parts to be performed or satisfied in all material respects by it under this Agreement at or prior to the Closing Date.

6.2.	The Acquired Fund shall have furnished to the Acquiring Company a statement of the Acquired Fund’s assets and liabilities, with values determined as provided in Section 2 of this Agreement, together with a list of Investments with their respective adjusted tax basis, all as of the Valuation Date, and a certificate of the Trust’s President or any Vice President and Treasurer or any Assistant Treasurer, dated the Closing Date, to the effect that as of the Valuation Date and as of the Closing Date there has been no material adverse change in the financial position of the Acquired Fund since January 31, 2013 (other than changes caused by changes in market conditions generally and those occurring in the ordinary course of business).

6.3.	The Acquired Fund shall have furnished to the Acquiring Company a certificate, signed on its behalf by the President or any Vice President and the Treasurer or any Assistant Treasurer of the Trust, as to the adjusted tax basis in the hands of the Acquired Fund of the securities delivered to the Acquiring Company pursuant to this Agreement, together with any such other evidence as to such adjusted tax basis as the Acquiring Company may reasonably request within a reasonable time prior to the Closing Date.

6.4.	Prior to the Closing Date, the Acquired Fund shall have declared a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing to the Acquired Fund’s shareholders, in distributions qualifying for the dividends paid deduction under section 561 of the Code, all of its investment company taxable income (computed without regard to any deduction for dividends paid), all of its net tax-exempt income and all of its net capital gain, in each case for or in its taxable year ended July 31, 2012, and the short taxable year beginning on August 1, 2012, and ending on the Closing Date.

6.5.	The Acquired Fund’s custodian shall have delivered to the Acquiring Company a certificate identifying all of the assets of the Acquired Fund held by such custodian as of the Valuation Date.

6.6.	The Acquiring Company or its designated agent shall have (i) a record specifying the number of Acquired Fund shares outstanding as of the Valuation Date and (ii) a record specifying the name and address of each holder of record of any Acquired Fund shares and the number of Acquired Fund shares held of record by each such shareholder as of the Valuation Date.

6.7.	(1) This Agreement shall have been approved by the shareholders of the Acquired Fund, in the manner required by the Trust’s declaration of trust, code of regulations and applicable law and the Acquiring Company shall have received reasonable evidence of each such approval, and (2) the conditions for the closing of the Reorganization shall have been satisfied or waived by the applicable party.

6.8.	The Acquiring Company shall have received a favorable opinion of counsel to the Acquired Fund for the transactions contemplated hereby, dated the Closing Date, with such assumptions and limitations as shall be in the opinion of counsel appropriate to render the opinions expressed therein, and in a form satisfactory to the Acquiring Company, substantially to the following effect:

(a)	The Trust is an unincorporated voluntary association validly existing under the laws of the Commonwealth of Massachusetts, and the Acquired Fund is a separate series of the Trust duly constituted under the declaration of trust and code of regulations of the Trust.

(b)	The Agreement has been duly authorized, executed and delivered by the Trust, on behalf of the Acquired Fund, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligation of the Acquired Fund, enforceable against the Trust and the Acquired Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(c)	The Bill of Sale is sufficient in form to transfer to the Acquiring Company the assets purported to be transferred thereby to it by the Acquired Fund.

(d)

Under the laws of the Commonwealth of Massachusetts and the federal laws of the United States, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by the Trust or the Acquired Fund in connection with the execution and delivery of the Agreement or the consummation of the Reorganization, except (i) such as have been obtained or made prior to the date hereof or (ii) such as may be required under state securities or Blue Sky laws (as to which counsel to the Acquired Fund expresses no opinion).

(e)	The execution and delivery of this Agreement by the Trust, on behalf of the Acquired Fund, did not, and the performance by the Trust and the Acquired Fund of their obligations hereunder will not, violate the Trust’s declaration of trust or code of regulations.

(f)	To the knowledge of counsel to the Acquired Fund, the Trust is registered as an investment company under the 1940 Act and no order suspending such registration has been issued.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND.

The obligations of the Acquired Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by the Acquiring Company of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:

7.1.	The Acquiring Company shall have delivered to the Acquired Fund a certificate executed on its behalf by the Acquiring Company’s President or any Vice President and its Treasurer or any Assistant Treasurer, in form and substance satisfactory to the Acquired Fund and dated as of the Closing Date, to the effect that the representations and warranties of the Acquiring Company made in this Agreement are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and that the Acquiring Company has complied in all material respects with all the covenants and agreements and satisfied all of the conditions to be performed or satisfied in all material respects by it under this Agreement at or prior to the Closing Date.

7.2.	The Acquiring Company shall have executed and delivered to the Acquired Fund an Assumption of Liabilities dated as of the Closing Date pursuant to which the Acquiring Company will assume all of the Obligations of the Acquired Fund existing at the Valuation Date in accordance with Section 1 hereof in connection with the transactions contemplated by this Agreement.

7.3.	(1) This Agreement shall have been approved by the shareholders of the Acquired Fund in the manner required by the Trust’s declaration of trust, code of regulations and applicable law and the Acquiring Company shall have received reasonable evidence of each such approval, and (2) the conditions for the closing of the Reorganization shall have been satisfied or waived by the applicable party.

7.4.	The Acquired Fund shall have received a favorable opinion of Paul Hastings LLP, counsel to the Acquiring Company, and Maryland counsel with respect to matters governed by the laws of the State of Maryland (each such opinion may reasonably rely on certificates of officers of the Acquiring Company) for the transactions contemplated hereby, dated the Closing Date, with such assumptions and limitations as shall be in the opinion of counsel appropriate to render the opinions expressed therein, and in a form satisfactory to the Acquired Fund, substantially to the following effect:

(a)	The Acquiring Company is a Maryland corporation validly existing and in good standing under the laws of the State of Maryland.

(b)	The Agreement has been duly authorized, executed and delivered by the Acquiring Company, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligation of the Acquiring Company enforceable against the Acquiring Company and the Acquiring Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(c)	Assuming that consideration therefor of not less than the net asset value and the applicable par value thereof has been paid, the Acquiring Company Shares to be issued and delivered to the Acquired Fund on behalf of the shareholders of the Acquired Fund as provided by the Agreement are duly authorized and upon such issuance and delivery will be validly issued and outstanding and fully paid and nonassessable shares in the Acquiring Company (except as described in the Registration Statement), and no shareholder of the Acquiring Company has any preemptive right to subscription or purchase in respect thereof pursuant to the laws of the State of Maryland and the federal laws of the United States or the Acquiring Company’s Charter or bylaws.

(d)

Under the laws of the State of Maryland and the federal laws of the United States, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by the Acquiring Company in connection with the execution and delivery of the Agreement or the consummation of the Reorganization, except (i) such as have been obtained or made prior to the date hereof or (ii) such as may be required under state securities or Blue Sky laws (as to which counsel to the Acquiring Company expresses no opinion).

(e)	The execution and delivery of this Agreement by the Acquiring Company, did not, and the performance by the Acquiring Company of its obligations hereunder will not, violate the Acquiring Company’s Charter or bylaws.

(f)	To the knowledge of counsel to the Acquiring Company, the Acquiring Company is registered as an investment company under the 1940 Act and no order suspending such registration has been issued. In addition, the Registration Statement has been declared or otherwise become effective under the 1933 Act, and, to the knowledge of counsel to the Acquiring Company, no stop order suspending such effectiveness has been issued.

7.5.	The Acquiring Company shall have entered into an expense limitation agreement with the Acquiring Adviser consistent with the form of expense limitation agreement filed with the Registration Statement and in the amounts and duration as disclosed in the Registration Statement (the “Expense Limitation Agreement”).

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES.

The respective obligations of the Acquiring Company and the Acquired Fund hereunder are subject to the further conditions that on or before the Closing Date:

8.1.	This Agreement shall have been approved by the shareholders of the Acquired Fund in the manner required by the Trust’s declaration of trust, code of regulations and applicable law, and the parties shall have received reasonable evidence of such approval.

8.2.	The conditions for the closing of the transaction between the Acquiring Company and HCM pursuant to the Cooperation Agreement between HCM and the Acquiring Adviser dated as of April 2, 2013 (the “Cooperation Agreement”), shall have been satisfied or waived by the applicable party such that such transaction shall be consummated simultaneously with the reorganization of the Acquired Fund into the Acquiring Company.

8.3.

On the Closing Date, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, nor instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act, and no action, suit or other proceeding instituted by anyone other than the Trust, the Acquiring Company, HCM or its affiliates or the Acquiring Adviser or its affiliates shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.4.	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state Blue Sky and securities authorities) deemed necessary by the Acquired Fund or the Acquiring Company to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Company or the Acquired Fund.

8.5.	The Registration Statement shall have become effective under the 1933 Act and no stop order suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.6.	The Acquired Fund and the Acquiring Company shall have received an opinion of Paul Hastings LLP, dated on the Closing Date (which opinion will be subject to certain qualifications) satisfactory to both parties substantially to the effect that, on the basis of the existing provisions of the Code, Treasury regulations promulgated thereunder, current administrative rules, and court decisions, as further described below, generally for federal income tax purposes:

(a)	The Reorganization as described in Section 1 hereof will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Company each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)

Under Sections 361 and 357(a) of the Code, the Acquired Fund will not recognize gain or loss upon the transfer of its assets to the Acquiring Company in exchange for the Acquiring Company Shares and the assumption by the Acquiring Company of all liabilities of the Acquired Fund, or upon the distribution of the Acquiring Company Shares by the Acquired Fund to its shareholders in liquidation, except for (A) any gain or loss that may be recognized on “section 1256 contracts” as defined in Section 1256(b) of the Code as a result of the closing of the tax year of the Acquired Fund, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized (1) as a result of the closing of the tax year of the Acquired Fund, (2) upon the termination of a position, or (3) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction.

(c)	Under Section 1032 of the Code, the Acquiring Company will not recognize gain or loss upon the receipt of the assets of the Acquired Fund in exchange for the assumption by the Acquiring Company of all the liabilities of the Acquired Fund and issuance of the Acquiring Company Shares as contemplated in Section 1 hereof.

(d)	Under Section 362(b) of the Code, the Acquiring Company’s tax basis in the assets of the Acquired Fund transferred to the Acquiring Company in the Reorganization will be the same as Acquired Fund’s tax basis immediately prior to the transfer, increased by any gain or decreased by any loss required to be recognized as described in (b) above.

(e)	Under Section 1223(2) of the Code, Acquiring Company’s holding period of each asset of the Acquired Fund transferred to the Acquiring Company in the Reorganization, other than any asset with respect to which gain or loss is required to be recognized as described in (b) above, will include the period during which such asset was held or treated for federal income tax purposes as held by the Acquired Fund.

(f)	Under Section 354 of the Code, Acquired Fund shareholders will not recognize gain or loss upon the exchange of their Acquired Fund shares for Acquiring Company Shares.

(g)	Under Section 358 of the Code, the aggregate tax basis of the Acquiring Company Shares an Acquired Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares exchanged therefor.

(h)	Under Section 1223(1) of the Code, an Acquired Fund shareholder’s holding period for the Acquiring Company Shares received in the Reorganization will include the shareholder’s holding period for the Acquired Fund shares exchanged therefor, provided that the shareholder held those Acquired Fund shares as capital assets on the date of the exchange.

(i)	The Acquiring Company will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

The opinion will be based on certain factual certifications made by officers of the Trust and the Acquiring Company and will also be based on customary assumptions. The opinion is not a guarantee that the tax consequences of the Reorganization will be as described above. The opinion will note and distinguish certain published precedent. There is no assurance that the Internal Revenue Service or a court would agree with the opinion.

8.7.	At any time prior to the Closing, any of the foregoing conditions of this Section 8 (except for Section 8.1) may be jointly waived by the board of trustees of the Trust and the board of directors of the Acquiring Company, if, in the judgment of the board of trustees of the Trust, such waiver will not have a material adverse effect on the interests of the shareholders of the Acquired Fund, and, in the judgment of the board of directors of the Acquiring Company, such waiver will not have a material adverse effect on the interests of the shareholders of the Acquiring Company.

9.	BROKERAGE FEES AND EXPENSES.

9.1.	Each of the Acquired Fund and the Acquiring Company represents that there is no person who has dealt with it who by reason of such dealings is entitled to any broker’s or finder’s or other similar fee or commission from it arising out of the transactions contemplated by this Agreement, except as set forth in the Cooperation Agreement with respect to HCM and the Acquiring Adviser, respectively. HCM and the Acquiring Adviser represent that neither the Acquired Fund nor the Acquiring Company will be obligated to pay any broker’s or finder’s or other similar fee or commission arising out of the transactions contemplated by this Agreement.

9.2.	The Acquiring Adviser and HCM agree that none of the costs and expenses incurred in connection with the Reorganization, whether or not the Reorganization is consummated, will be borne by the Trust, the Acquired Fund or the Acquiring Company and that such costs and expenses will be borne by the Acquiring Adviser and HCM in the manner prescribed and as set forth in the Cooperation Agreement; except that in all cases, the party directly incurring such costs and expenses shall bear them if and to the extent that payment by the Acquiring Adviser or HCM would result in the disqualification of the Acquiring Company or the Acquired Fund as a regulated investment company or would prevent the Reorganization from qualifying as a tax-free reorganization.

10. ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES.

10.1.	Each of the Trust, the Acquired Fund, and the Acquiring Company agrees that it has not made any representation, warranty or covenant not set forth herein with respect to the Reorganization and that this Agreement constitutes the entire agreement between the parties with respect to the Reorganization.

10.2.	No representation, warranty or covenant contained in this Agreement or in any document, certificate or other instrument required to be delivered under this Agreement shall survive the Closing or termination of this Agreement (except as provided in Section 11.3 hereof), and no party shall, therefore, have any recourse therefore against any other party in connection therewith; provided that this Section 10.2 shall not limit any covenant contained herein that by its terms contemplates performance after Closing nor shall it limit any covenants contained in Sections 9.1 and 9.2.

11. TERMINATION.

11.1.	This Agreement may be terminated by the mutual agreement of the Acquired Fund and the Acquiring Company prior to the Closing Date.

11.2.	In addition, either of the Acquired Fund or the Acquiring Company may at its option terminate this Agreement at or prior to the Closing Date because:

(a)	Of a material breach by the other of any representation, warranty, covenant or agreement contained herein to be performed by the other party at or prior to the Closing Date;

(b)	A condition herein expressed to be precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met;

(c)	Any governmental authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the consummation of any of the transactions contemplated herein and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 11.2(c) shall have used its reasonable best efforts to have such judgment, injunction, order, ruling, decree or other action lifted, vacated or denied; or

(d)	The board of trustees of the Trust or the board of directors of the Acquiring Company has resolved to terminate this Agreement after determining in good faith that circumstances have developed that would make proceeding with the Reorganization not in the best interests of the Acquired Fund’s shareholders or the Acquiring Company’s shareholders.

11.3.	In the event of the termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Section 11, this Agreement shall become void and have no effect except that Sections 9.1, 9.2, 10, 11.3, 13, 14 and 15 shall survive any termination of this Agreement.

12. TRANSFER TAXES.

Any transfer taxes payable upon issuance of the Acquiring Company Shares in a name other than the registered holder of the Acquired Fund shares on the books of the Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Company Shares are to be issued and transferred.

13. AMENDMENTS.

This Agreement may be amended, modified or supplemented in such manner as may be jointly agreed upon in writing by the Trust and the Acquiring Company (and, for purposes of amendments to Sections 9.1, 9.2 and 10.2, the Acquiring Adviser and HCM).

14. NOTICES.

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid certified mail, facsimile or overnight courier addressed to the Trust, the Acquired Fund or HCM at 350 California Street, San Francisco, CA 94104, facsimile number 1-213-236-6865, and to the Acquiring Company or the Acquiring Adviser at 1411 Broadway, 28th Floor, New York, NY 10018.

15. MISCELLANEOUS.

15.1.	The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.2.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

15.3.	This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflicts of law rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

15.4.	This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties hereto. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

15.5.	All covenants, agreements, representations and warranties made under this Agreement and any certificates delivered pursuant to this Agreement shall be deemed to have been material and relied upon by each of the parties, notwithstanding any investigation made by them or on their behalf.

15.6.	The names “HighMark Funds” and “Trustees of HighMark Funds” refers respectively to the Trust created and the Trustees of the Trust, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 10, 1987, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, or its representatives or agents, are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its President, a Vice President or Treasurer.

HIGHMARK FUNDS On behalf of HighMark California Tax-Free Money Market Fund

By:	/s/ Dennis Mooradian
Name:	Dennis Mooradian
Title:	President

CALIFORNIA DAILY TAX FREE INCOME FUND, INC.

By:	/s/ Esther Cheung
Name:	Esther Cheung
Title:	Treasurer

For purposes of Sections 9.1, 9.2 and 10.2 only:

REICH & TANG ASSET MANAGEMENT, LLC

By:	/s/ Joseph Jerkovich
Name:	Joseph Jerkovich
Title:	Senior Vice President and CFO

HIGHMARK CAPITAL MANAGEMENT, INC.

By:	/s/ Dennis Mooradian
Name:	Dennis Moordian
Title:	President and CEO

Schedule A